FOR IMMEDIATE RELEASE
CONTACT: Debbie Nalchajian-Cohen
559.222.1322

CVCB NAMES INTERIM CHIEF FINANCIAL OFFICER; OUTGOING 32-YEAR CFO REMAINS WITH COMPANY AS STRATEGIC GROWTH ADVISOR

FRESNO, CALIFORNIA…October 5, 2022…James J. Kim, President and CEO of Central Valley Community Bank (CVCB), has appointed Dawn P. Crusinberry, Senior Vice President, Controller, as the Company’s Interim Executive Vice President, Chief Financial Officer (CFO), effective September 30, 2022. She succeeds David A. Kinross, Executive Vice President, Chief Financial Officer, who will remain in a transitional finance role as the Company’s Strategic Growth Advisor effective September 30, 2022. The professional recruitment firm of Chrisman & Company has been contracted to commence an executive search for a permanent Chief Financial Officer.
Crusinberry joined CVCB in 2000 and has served as Senior Vice President, Controller since 2011. Having previously served for 10 years as CFO for an out-of-state community bank, she has over 40 years of financial accounting, auditing and compliance expertise. Crusinberry is an experienced financial leader in complex accounting and investment securities portfolio management, SEC and regulatory reporting and budget development, and has been an integral leader with all five acquisitions in which CVCB has participated.
Crusinberry currently oversees a team of six in the finance division and she is highly respected by her peers and financial partners. She will serve on the executive managing committee and support the annual strategic planning process.
“Dave Kinross has a long and distinguished record of service as our CFO, and I want to thank him for his significant contributions to the Company’s success,” said Kim. “During this period of transitional financial leadership, I’m pleased to welcome Dawn as our Interim CFO and am confident that her extensive financial experience, her history with our Company, her exemplary work ethic and her unwavering focus on our mission will only reinforce what a valuable asset she is to our team.”
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Kinross’s financial experience spans over 32 years in both public and private accounting. He will continue to report directly to CEO Kim as the Company’s Strategic Growth Advisor, in addition to ensuring a smooth transition for Crusinberry until a permanent CFO has been finalized.
"On behalf of our entire Board, Dave deserves our deepest thanks for the valuable work he has contributed toward strengthening our financial controls over the past 16 years, and for generously sharing his expertise with his CVCB teammates and nonprofit organizations in our local communities,” said Daniel J. Doyle, Chairman of the Board, Central Valley Community Bancorp and Bank. “Dave has been instrumental in delivering our strategic priorities and supporting our financial successes.”

About Central Valley Community Bank
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank (CVCB), headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. CVCB operates full-service Banking Centers throughout California’s San Joaquin Valley and Greater Sacramento region, in addition to CVCB maintaining Commercial, Real Estate, and Agribusiness Lending, as well as Private Business Banking and Cash Management Departments.
Members of Central Valley Community Bancorp’s and CVCB’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Vice Chairman), F. T. “Tommy” Elliott, IV, Robert J. Flautt, Gary D. Gall, James J. Kim, Andriana D. Majarian, Steven D. McDonald, Louis C. McMurray, Karen A. Musson, Dorothea D. Silva and William S. Smittcamp.
More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter, Facebook and LinkedIn.
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